Exhibit 10.1

SUBLEASE

          THIS SUBLEASE (this “Sublease”) is entered into as of this 9th day of July, 2007, by and between ROCKBAY CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Sublandlord”), and DELCATH SYSTEMS, INC., a Delaware corporation (“Subtenant”).

RECITALS

          A. Pursuant to that certain Lease dated as of November 7, 2003 between RCPI Landmark Properties, L.L.C. a Delaware limited liability (“Master Landlord”), and Sublandlord’s predecessor-in-interest (the “Original Master Lease”), as amended by that certain First Amendment to Lease dated as of September 29, 2005 (the “First Lease Amendment”) and that certain Second Amendment to Lease dated as of April 5, 2007 (the “Second Lease Amendment”; the Original Master Lease, as amended by the First Lease Amendment and the Second Lease Amendment, being referred to herein as the “Master Lease”), Master Landlord leased to Sublandlord the entire 23rd and 24th floors (the “Master Lease Premises”) of the building commonly known as 600 Fifth Avenue, New York, New York (the “Building”).

          B. Sublandlord desires to sublease a portion of the Master Lease Premises to Subtenant and Subtenant desires to sublease a portion of the Master Lease Premises from Sublandlord, subject to the terms and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter contained, the parties hereto hereby agree as follows:

          1. SUBLEASED PREMISES. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord a portion of the Master Lease Premises, consisting of Three Thousand Four Hundred (3,400) rentable square feet located, on the 23rd floor of the Building, as shown as “Space A” on Exhibit “A” attached hereto (the “Subleased Premises”). The area of the Subleased Premises will not be measured and the parties agree that the Monthly Rent shall not be subject to adjustment based on any remeasurement of the Subleased Premises. In addition, Sublandlord grants to Subtenant the right to use, on a non-exclusive basis, the elevator lobby on the 23rd Floor of the Building and the public corridor providing access therefrom to the Subleased Premises (both of which are included in the Master Lease Premises) for ingress and egress to and from the Subleased Premises and access to the (i) core lavatories, (ii) fire stairs, and (iii) base building phone, data and fiber optic communication equipment (as necessary) and the water column (for purposes of installing a small pantry, to the extent permitted under the Master Lease) on the 23rd Floor of the Building for Subtenant’s use on a non-exclusive basis.

          2. CONDITION OF SUBLEASED PREMISES. Subtenant

acknowledges that it has inspected the Subleased Premises, and is thoroughly familiar with its condition. Subtenant accepts the Subleased Premises in its “as is” condition, with all faults and flaws, and acknowledges that neither Sublandlord nor any of its agents has made any representations or warranties regarding the condition of the Subleased Premises or its suitability for Subtenant’s intended use. The Subleased Premises will be delivered on the Commencement Date (defined in Paragraph 5 below) broom clean and vacant with the common corridor on the 23rd Floor of the Building having new Building standard paint and all broken ceiling tiles in such common corridor having been properly replaced. In addition, prior to or promptly following the Commencement Date, Sublandlord shall install new Building standard carpet in the common corridor on the 23rd Floor of the Building.

          3. MASTER LEASE. This Sublease expressly is subject and subordinate to all of the terms and conditions of the Master Lease, a copy of which is attached hereto as Exhibit “B” (with certain terms not relevant to Subtenant redacted), and to all items and matters to which the Master Lease is subject and subordinate. In addition, Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Master Lease; provided, however, that Sublandlord shall not agree to any modification, amendment or termination of the Master Lease that could reasonably be expected to have any material adverse consequences to Subtenant and/or its rights hereunder. Subtenant assumes and agrees to perform each and every obligation and to comply with each and every covenant of Sublandlord, as tenant, under the Master Lease, excluding such provisions of the Master Lease which are not applicable to Subtenant or the Subleased Premises or as specifically provided to the contrary in this Sublease (such as, by way of example, the payment to Master Landlord of rent under the Master Lease, which shall be replaced with Subtenant’s obligations under Paragraph 6 of this Sublease) (as so limited, the “Applicable Master Lease Terms”). Each and every waiver by Sublandlord contained in the Applicable Master Lease Terms in favor of Master Landlord shall be binding on Subtenant. Subtenant shall not commit or permit to be committed any act or omission which will violate any term or condition of the Master Lease or constitute a breach of or default under the Master Lease, and shall indemnify, protect, defend and hold Sublandlord harmless against any and all loss, cost, expense (including, without limitation, reasonable attorneys’ fees and disbursements), liability, claim, judgment, demand or cause of action arising from or in connection with any such violation, breach or violation committed or permitted to be committed by Subtenant (except to the extent caused by the willful misconduct or gross negligence of Sublandlord), which indemnity obligation shall survive the termination of this Sublease. All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Master Lease, unless the context clearly requires otherwise.

          4. INCORPORATION OF TERMS. All of the terms and conditions contained in the Applicable Master Lease Terms are incorporated herein as terms and conditions of this Sublease (with each reference therein to “Lease” to be deemed to refer to this Sublease, each reference therein to “Landlord” and “Tenant” to be deemed to refer to Sublandlord and Subtenant, respectively (other than the references in Sections 10.l(a), 10.1(d) and 10.2 to “Landlord”), each reference therein to the “Premises”, “Additional Premises” or “Tenant’s Area” to be deemed to refer to the Subleased Premises, each reference therein to “Interest Rate” to be deemed to refer to the Specified Rate, each reference therein to “Electrical Inclusion Factor” to refer to $10,200.00 per annum, which amount is included in Fixed Rent hereunder (subject to adjustment pursuant to Section 10.1 of the Master Lease, as incorporated herein by reference), each reference therein to the “Term” to be deemed to refer to the Term of this Sublease, each reference therein to the “Commencement Date” or “Additional Premises Commencement Date” to be deemed to refer to the Commencement Date of this Sublease, and each reference therein to the “Expiration Date” or “Extended Expiration Date” to be deemed to refer to the Expiration Date of this Sublease), other than (i) the following definitions in Article 1– “Rent Commencement Date”, “Tenant’s Address for Notices”, “Landlord’s Address for Notices” and “Tenant’s Broker”, (ii) Articles 2, 13 (other than Sections 13.7 and 13.8(a)), 22, 24, 27 (as amended by the First Lease Amendment), 29, 30 (as amended by the First Lease Amendment) and 31, Sections 6.1, 8.1(c), 8.1(d), 11.5, 25.2, and Exhibits A and D, of the Master Lease, (iii) Sections 2(a), 3(a), 3(c), 3(d), 3(e)(i), 3(e)(ii), 3(f), 3(g), 4(a), 5, 6, 7 and 8, and Exhibit B, of the First Lease Amendment, (iv) the entire Second Lease Amendment and (v) any other term of the Applicable Master Lease Terms that is superceded by the terms hereof and, along with all of the paragraphs contained in this Sublease, shall be the complete terms and conditions of this Sublease. To the extent there is a conflict between the provisions of the Master Lease which are hereby incorporated and the provisions of this Sublease, the provisions of this Sublease shall prevail unless to do so would result in a default under the Master Lease, in which case the provisions of the Master Lease shall control. The Master Lease also includes express representations made by Master Landlord and describes Master Landlord’s duties in connection with the operation of the Subleased Premises (including, without limitation, obligations to render services (such as trash removal, elevators, HVAC or cleaning), to provide utilities (such as electricity and water) and insurance, to comply with laws and to make certain repairs, replacements, restorations, alterations or improvements) (collectively, “Master Landlord’s Duties”). Notwithstanding anything to the contrary that may be contained in this Sublease (including, without limitation, any provisions of the Master Lease incorporated by reference into this Sublease), and for the avoidance of doubt, Sublandlord is not obligated to perform Master Landlord’s Duties, and unless caused by Sublandlord’s gross negligence or willful misconduct, Sublandlord shall not be liable for Master Landlord’s violation of any provision of the Master Lease or for any misrepresentation by Master Landlord, nor shall same give rise to any (a) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, in whole or in part, or (c) liability on the part of the Sublandlord, unless Sublandlord shall be entitled to an abatement, diminution or reduction of Sublandlord’s obligations under the Master Lease, or constructive eviction, in whole or in part, under the Master Lease. If Master Landlord fails to perform any of such obligations, Subtenant shall notify Sublandlord, which will promptly notify Master Landlord and demand performance. If Master Landlord continues to fail to perform, Subtenant may seek recourse from Master Landlord in its own name or in Sublandlord’s name (but only if and to the extent required to bar a defense on the basis of a lack of privity or any other defense or procedural rule that must be complied with to bring such action); provided, however, that Sublandlord shall have the right to require Subtenant to discontinue such action if in the reasonable opinion of Sublandlord such action may cause a cancellation, forfeiture or termination of the Master Lease; provided further, that Subtenant shall only have such rights (i) if Subtenant shall not be in default under this Sublease beyond any applicable notice and cure periods and (ii) if Subtenant is otherwise obligated under this Sublease to reimburse Sublandlord for all damages, costs, expenses or losses that may be incurred by Sublandlord in connection therewith in the event that Sublandlord is subject to liability under the Master Lease as a result of such efforts. Sublandlord shall reasonably cooperate with Subtenant, at Subtenant’s expense, in connection with any such action brought by Subtenant; provided, however, that Sublandlord shall not be required to cooperate to the extent Sublandlord could be subject to liability under the Master Lease as a result of such efforts and Subtenant is not otherwise obligated under this Sublease to reimburse Sublandlord for all damages, costs, expenses or losses that may be incurred by Sublandlord in connection therewith or such action may cause a cancellation, forfeiture or termination of the Master Lease. Subtenant shall indemnify Sublandlord against all expenses, including, without limitation, reasonable attorneys’ fees and disbursements incurred by Sublandlord as a result of or in connection with enforcing rights against Master Landlord on behalf of Subtenant. Sublandlord will cooperate with Subtenant in a commercially reasonable manner in seeking Master Landlord approvals required under the Master Lease and in exercising tenant rights; provided, however, that Sublandlord shall not be required to use commercially reasonable efforts to the extent Sublandlord could be subject to liability under the Master Lease as a result of such efforts and Subtenant is not otherwise obligated under this Sublease to reimburse Sublandlord for all damages, costs, expenses or losses that may be incurred by Sublandlord in connection therewith or such action may cause a cancellation, forfeiture or termination of the Master Lease. Subtenant shall not take any action or do or permit to be done anything which would result in any additional cost or other liability to Sublandlord. Sublandlord shall have no liability to Subtenant by reason of the default of Master Landlord under the Master Lease or for Master Landlord’s refusal to grant any consent requested by Subtenant, regardless of whether Master Landlord’s denial to grant such consent is unreasonable.

          5. TERM. The term (the “Term”) of this Sublease shall commence on the date that Sublandlord delivers to Subtenant a copy of Master Landlord’s consent to this Sublease, together with possession of the Subleased Premises in the condition required pursuant to Paragraph 2 above (the “Commencement Date”) and expire on July 30, 2010 (the “Expiration Date”), unless terminated sooner pursuant to the terms hereof. When the actual Commencement Date has been determined, Sublandlord shall deliver to Subtenant and Sublandlord and Subtenant shall execute, a Commencement Date Agreement in the form attached hereto as Exhibit “C”, confirming the actual Commencement Date and Rent Commencement Date (as herein after defined). Subject to the terms of Paragraph 28 below, if Sublandlord shall be unable to give possession of the Subleased Premises to Subtenant for any reason, other than Sublandlord’s failure to perform the work provided in Paragraph 2 above, Sublandlord shall not be subject to any liability for failure to give possession and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Commencement Date shall be delayed until Sublandlord shall have delivered possession of the Premises to Subtenant in the condition required hereunder. The provisions of this Paragraph 5 shall be considered an express agreement governing any case of Sublandlord’s failure to deliver possession of the Premises, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 5 shall have no application in such case.

          6. RENT.

          (a) Fixed Rent. Subtenant covenants and agrees that, during and throughout the entire Term, Subtenant shall pay to Sublandlord annual fixed rent (“Fixed Rent”) in the amount of Two Hundred Twenty-One Thousand Dollars ($221,000,00) per annum (consisting of $10,200 of charges for electrical inclusion and $210,800 of base rent) during and for the period commencing on the Commencement Date (subject to Section 10.1 of the Master Lease as incorporated herein by reference (as modified by Paragraph 4 hereof)) and continuing through and including the Expiration Date; which sums Subtenant covenants and agrees to pay to Sublandlord, in lawful money of the United States, in equal monthly installments of Eighteen Thousand Four Hundred Sixteen and 67/100 Dollars ($18,416.67) in advance, on the first day of each calendar month during the Term, without any deduction, offset, abatement, defense and/or counterclaim whatsoever, Notwithstanding the above, Sublandlord hereby waives Subtenant’s obligation to pay Fixed Rent for the period commencing on the Commencement Date and continuing through and including the day preceding the two (2) month anniversary of the Commencement Date (the date of the two month anniversary of the Commencement Date being referred to herein as the “Rent Commencement Date”), provided that the installment of Base Rent for the first full calendar month following the Rent Commencement Date shall be payable upon the execution of this Sublease by Subtenant. The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term, if any, shall be prorated.

          (b) Additional Charges. In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay as additional rent (“Additional Charges”), without any deduction, offset, abatement, defense and/or counterclaim whatsoever, an amount equal to Subtenant’s Proportionate Share of all amounts paid by Sublandlord pursuant to the Master Lease that relate to the Subleased Premises and the Term, other than “Fixed Rent” under the Master Lease; provided, however, that with respect to Taxes, Subtenant shall only be responsible to reimburse Sublandlord for that portion of Taxes for any Tax Year which exceeds the amount of Taxes for the New York City real estate tax fiscal year commencing on July 1, 2007 and ending on June 30, 2008, and with respect to Operating Expenses, Subtenant shall only be responsible to reimburse Sublandlord for that portion of Operating Expenses for any Comparison Year which exceeds Operating Expenses for calendar year 2007. As used herein, the term “Subtenant’s Proportionate Share shall mean 43.87%. Subtenant shall pay all Additional Charges directly to Sublandlord on the respective due dates under the Master Lease for the payment of such charges. In the event that Additional Charges are due under the Master Lease with respect to any period that precedes the Commencement Date or follows the Expiration Date, Subtenant’s obligations hereunder on account of such Additional Charges shall be appropriately prorated. At the time of requesting payment of Additional Charges, Sublandlord shall provide Subtenant with documentation sufficient to substantiate the accuracy and appropriateness of all Additional Charges invoiced to Subtenant.

          (c) Miscellaneous. All payments of Fixed Rent and Additional Charges (Fixed Rent and Additional Charges are collectively referred to herein as “Rent”) shall be made by good and sufficient check (subject to collection) currently dated, drawn on a bank which is a member of the New York Clearing House Association, issued directly from Subtenant, without endorsements, to the order of Sublandlord and paid to Sublandlord at the address specified in the Notice paragraph of this Sublease or at such other place as Sublandlord may from time to time designate in writing. Any provision in the Master Lease referring to “Fixed Rent” or “Additional Rent” incorporated herein by reference shall be deemed to refer to the Fixed Rent and Additional Charges due under this Sublease. Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be Additional Charges, and, subject to applicable notice and cure periods, Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Charges as are available to Sublandlord for the non-payment of Fixed Rent.

          7. LATE CHARGE; INTEREST. Section 15.4 of the Master Lease shall apply to this Sublease with the substitution of Sublandlord for Landlord and of Subtenant for Tenant.

          8. SECURITY.

          (a) Letter of Credit. Subtenant, simultaneously with the execution of this Sublease, shall deposit with Sublandlord, as security for the performance of Subtenant’s obligations under this Sublease, a “clean,” unconditional, irrevocable and transferable letter of credit which permits multiple, partial draws (the “Letter of Credit”) that (i) is in the amount of One Hundred Sixty-Five Thousand Seven Hundred Fifty and 03/100 Dollars ($165,700.03), (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year but shall be automatically renewable for consecutive periods of one (1) year thereafter during the Term (but in no event shall it terminate prior to the 45th day following the Expiration Date), (iv) is issued for the account of Sublandlord, and (v) is issued by, and drawn on, a bank that has a Standard & Poor’s rating of at least “AA” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Sublandlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof) (the aforesaid rating of the bank that issues the Letter of Credit being referred to herein as the “Bank Rating”), and that has an office in the city where the Subleased Premises is located at which Sublandlord can present the Letter of Credit for payment. [PLEASE PROVIDE A DRAFT FORM OF L/C FOR SUBLANDLORD’S REVIEW]

          (b) Draws upon Letter of Credit. If Subtenant shall default beyond the expiration of any applicable notice and cure period with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Subtenant to observe, perform or keep under the terms of this Sublease, including, without limitation, the payment of the Fixed Rent, Additional Charges or any other payment for which Subtenant is responsible hereunder, then Sublandlord may present the Letter of Credit for payment together with a written statement from Sublandlord that Subtenant is in default under this Sublease beyond applicable notice and cure periods and apply the proceeds thereof (i) to the payment of any Rent that then remains unpaid, and/or (ii) to any damages to which Sublandlord is entitled hereunder and that Sublandlord incurs by reason of such default. If Sublandlord so applies any part of the proceeds of the Letter of Credit, then Subtenant, upon demand, shall provide Sublandlord with a replacement Letter of Credit so that Sublandlord has the full amount of the required security at all times during the term hereof. If at any time the Bank Rating of the issuer of the Letter of Credit is less than “AA” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, the Bank Rating of the issuer of the Letter of Credit is less than a rating of a reputable rating agency as reasonably designated by Sublandlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof) or (ii) the issuer of the Letter of Credit elects to no longer maintain, or in fact no longer maintains, an office in the city in which the Subleased Premises is located at which the Letter of Credit can be drawn upon, then Subtenant shall deliver to Sublandlord a replacement Letter of Credit, issued by a bank that meets the requirements set forth in Paragraph 8(a) above within fifteen (15) days after the date that Sublandlord gives Subtenant notice of such deficiency. If Subtenant fails to deliver to Sublandlord such replacement Letter of Credit within such period of fifteen (15) days, then Sublandlord, in addition to Sublandlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Sublandlord shall have the right to use, apply and transfer such proceeds in the manner described in this Paragraph 8). In the event Subtenant becomes aware that the issuer of the Letter of Credit has elected to no longer maintain, or in fact no longer maintains, an office in the city in which the Subleased Premises is located at which the Letter of Credit can be drawn upon, Subtenant agrees to promptly notify Sublandlord of such fact. Subtenant shall reimburse Sublandlord for any reasonable costs that Sublandlord incurs in presenting the Letter of Credit for payment within thirty (30) days after Sublandlord submits to Subtenant an invoice therefor. Nothing contained in this Paragraph 8 limits Sublandlord’s rights or remedies in equity, at law, or as otherwise set forth herein.

          (c) Return of Letter of Credit. Sublandlord shall return to Subtenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) within forty-six (46) days following the expiration or earlier termination of the Term provided Subtenant is not then in default hereunder.

          (d) Transfers of Letter of Credit. Subtenant, at Subtenant’s expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Sublandlord’s assignment of Sublandlord’s rights under this Sublease in accordance with the terms of this Sublease, promptly after Sublandlord’s request from time to time.

          (e) Expiration of Letter of Credit. If (i) Subtenant fails to provide Sublandlord with a replacement Letter of Credit that complies with the requirements of this Paragraph 8 on or prior to the thirtieth (30th) day before the date that the Letter of Credit expires, and (ii) Subtenant’s failure continues for more than five (5) business days after the date that Sublandlord gives Subtenant notice thereof, then Sublandlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Sublandlord shall have the right to use, apply and transfer such proceeds in the manner described in this Paragraph 8). Subtenant shall reimburse Sublandlord for any reasonable costs that Sublandlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Sublandlord submit to Subtenant an invoice therefor.

          (f) Intentionally omitted.

          9. USE. Subtenant shall use the Subleased Premises for executive and administrative offices and for no other purpose, and further covenants not to do any act which will result in a violation of the Master Lease. Subtenant shall not store, use or dispose of any hazardous materials in, or about the Subleased Premises or the Building. Subtenant shall immediately provide Sublandlord with copies of any notice, report or other correspondence between Subtenant and any governmental agency concerning any hazardous materials in, on or about the Subleased Premises or the Building.

          10. DEFAULT.

          (a) Events of Default. In addition to any other event specified in (or incorporated by reference into) this Sublease as an event of default, the occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Sublease by Subtenant: (i) failure by Subtenant to pay Fixed Rent, Additional Charges or any other sum when and as the same becomes due and payable; and (ii) failure by Subtenant to perform or observe any other obligations of Subtenant hereunder which continues after written notice identifying such breach, in each case subject to any cure period provided herein or under the Master Lease (as incorporated herein by reference, but as shortened pursuant to Paragraph 23 hereunder).

          (b) Sublandlord’s Remedies. If an Event of Default occurs, Sublandlord shall be entitled to exercise against Subtenant all of the rights and remedies to which Sublandlord is entitled at law, and also any and all rights and remedies afforded to Landlord in the Master Lease with respect to breaches of the Master Lease by Sublandlord, and Subtenant shall indemnify, defend and hold Sublandlord harmless from all damages resulting from the default and shall reimburse Sublandlord for all sums incurred by Sublandlord in fulfilling Subtenant’s obligations, together with interest on those sums at the Specified Rate.

          11. ASSIGNMENT AND SUBLETTING.

          (a) General. Subtenant shall not, without the prior written consent of Master Landlord (which consent shall be obtained subject and pursuant to the terms of the Master Lease) and Sublandlord (which consent shall not be unreasonably withheld or delayed), assign, sublet, mortgage, pledge, encumber or otherwise transfer (collectively, “Transfer”) this Sublease, the term or estate hereby granted, any interest hereunder, or all or any portion of the Subleased Premises, or permit the Subleased Premises to be used or occupied by anyone other than Subtenant. Any change in control of Subtenant, assignment by operation of law or sale of substantially all of Subtenant’s assets shall be deemed a Transfer.

          (b) Notice and Procedure. If at any time during the Term, Subtenant desires to Transfer this Sublease, then Subtenant shall give Sublandlord a notice which shall set forth the name, address and business of the proposed transferee, financial statements and references of the proposed assignee or sub-subtenant and all material terms and conditions of the proposed assignment or subletting, all in such detail as Sublandlord may reasonably require. Sublandlord shall have the option, exercisable by giving notice to Subtenant, to (i) consent to the Transfer, (ii) withhold consent to the Transfer, or (iii) terminate this Sublease as of the date upon which the Transfer was to have occurred, in which event Subtenant shall be relieved of all further obligations hereunder. No failure of Sublandlord to exercise its termination right shall be deemed to be Sublandlord’s consent to the assignment or subletting.

          (c) Continuing Liability of Subtenant. No Transfer shall release Subtenant from its obligations or alter the primary liability of Subtenant to pay Rent and to perform all other obligations to be performed by Subtenant hereunder. The acceptance of Rent by Sublandlord from any other person shall not be deemed a waiver by Sublandlord of any provision hereof.

          12. WAIVER OF LIABILITY. Sublandlord shall not be liable or responsible for, and Subtenant waives all claims against Sublandlord, its managers, members, principals, partners, shareholders, officers, directors, agents and employees (collectively, the “Sublandlord Protected Parties”), with respect to or arising out of: any death of or injury to Subtenant or any other person, from any causes whatsoever; or for any loss of or damage to any property outside or within the Subleased Premises belonging to Subtenant or any other person, unless such death, injury, loss or damage is caused by the gross negligence or willful misconduct of any of the Sublandlord Protected Parties.

          13. INDEMNITY. Subtenant shall indemnify, protect, defend and hold the Sublandlord Protected Parties, Master Landlord, and their respective agents and employees harmless and defend the Sublandlord Protected Parties and Master Landlord, and their respective agents and employees, from and against any and all losses, expenses, costs, damages, claims, or liability for any damage to any property or injury, illness or death of any person occurring in or about the Subleased Premises or as a result of any acts or omissions of Subtenant arising at any time and from any cause whatsoever (other than by reason of the gross negligence or willful misconduct of any of the Sublandlord Protected Parties, Master Landlord or their respective agents and employees, arising from acts or omissions of other occupants of the 23rd floor of the Building or their agents, employees or invitees, or arising from acts or omissions of third parties prior to delivery of the Subleased Premises to Subtenant) including, without limitation, claims, costs and liabilities (including reasonable attorneys’ fees and costs) arising out of or in connection with the removal, cleanup or abatement of any hazardous materials which may be in or about the Subleased

Premises as a result of any act or omission of Subtenant, its employees, agents or contractors. This Paragraph shall survive the termination of this Sublease,

          14. INSURANCE. Subtenant shall maintain the amounts and types of insurance required of Sublandlord as tenant in accordance with and pursuant to the Master Lease with respect to the Subleased Premises, which insurance shall name Master Landlord, Sublandlord and such other parties as are required under the Master Lease as additional insureds.

          15. ALTERATIONS. Subtenant acknowledges and agrees that any and all alterations, installations, renovations or other items of work necessary to prepare the Subleased Premises for Subtenant’s initial occupancy or any alterations, changes, improvements or additions (collectively, “Alterations”) subsequently performed (collectively, “Subtenant”s Work”) shall be performed by Subtenant (subject to applicable provisions of the Master Lease), at Subtenant’s sole cost and expense. At all times during construction Subtenant shall have obtained, and shall maintain, all necessary and appropriate permits, licenses, authorizations and approvals from all governmental authorities having or asserting jurisdiction, and shall deliver true copies thereof to Sublandlord promptly following Sublandlord’s request. Subtenant shall deliver to Sublandlord and Master Landlord copies of the final, marked drawings and field notes for such Subtenant’s Work and any other documentation or instruments required by the Master Lease.

          16. ADDITIONAL SERVICES. Subtenant shall make its own arrangements with Master Landlord for the furnishing of additional services to the Subleased Premises other than those which are required to be furnished by Master Landlord under the terms of the Master Lease and any such additional services shall be paid for by Subtenant. Sublandlord shall have no liability to Subtenant by reason of the failure of Master Landlord under the Master Lease or for Master Landlord’s refusal to provide any additional services requested by Subtenant. Subtenant acknowledges that to the extent any additional services only can be provided to the entire 23rd Floor of the Building as opposed to the Subleased Premises only (such as HVAC), Sublandlord and Subtenant shall work together to determine a fair method for allocating the cost of additional services provided to the 23rd Floor of the Building (which may include Subtenant being responsible for the entire cost of such additional service to the extent other occupants of the 23rd Floor of the Building have not requested such additional service). For the purposes of this Paragraph 16, the term “additional services” shall include, but not be limited to, overtime HVAC service, various overtime building services and increased capacity of electric energy.

          17. NOTICES. All demands, approvals, consents or notices (collectively, a “Notice”) shall be in writing and shall be given by personal service, certified or registered mail, postage prepaid, or delivered by a reputable overnight air courier service which provides written evidence of delivery (which in each case shall be deemed delivered upon receipt or refusal thereof). A Notice shall be addressed to the addresses under the signatures below. Either party hereto may change its address for Notice by written notice delivered as set forth above. Subtenant shall promptly after receipt thereof send to Sublandlord copies of all notices Subtenant receives from Master Landlord or with reference to the Subleased Premises. For purposes of Sublandlord’s response to any request by Subtenant, all time periods in the Master Lease within which Master Landlord is required to act or respond shall be extended by five (5) business days.

          18. ATTORNEYS’ FEES. The prevailing party in any action or proceeding (whether at the administrative, trial or appellate levels) brought by either party against the other under this Sublease shall recover attorneys’ fees and costs in such amount as the court or administrative body may adjudge reasonable.

          19. ADMINISTRATION OF THIS SUBLEASE. If Subtenant requests that Sublandlord execute any document relating to or in connection with this Sublease, including, without limitation, the approval of any assignment or subletting, Subtenant shall reimburse Sublandlord, within ten (10) days after billing, for the reasonable cost of reviewing and processing of Subtenant’s request including, without limitation, Master Landlord’s review fee plus reasonable attorneys’ fees incurred by Sublandlord.

          20. TERMINATION OF MASTER LEASE. If the Master Lease confers upon Sublandlord or the Master Landlord the right to terminate the Master Lease in the event of damage, destruction, eminent domain or similar circumstances, or to exercise the right to relocate Sublandlord, the exercise by Sublandlord or the Master Landlord of such termination or relocation right shall not constitute a default or breach by Sublandlord hereunder. For purposes of clarification, Subtenant acknowledges and agrees that Sublandlord shall not be liable to Subtenant for any termination of the Master Lease unless: (a) such termination shall have arisen out of a default under the Master Lease by Sublandlord not arising out of any act or omission by Subtenant; or (b) except to the extent permitted under this Sublease, such termination shall have been beyond Sublandlord’s reasonable control.

          21. EXCULPATION. The liability of Sublandlord hereunder shall be limited to the interest of Sublandlord in and to the Master Lease Premises, and Subtenant shall look solely to such interest in prosecuting any claim which Subtenant may have hereunder against Sublandlord. In no event shall Subtenant (or any person or entity claiming by, through or under Subtenant) make any claim against the direct or indirect shareholders, officers, directors, individuals, employees, agents, partners, affiliates, members or joint venturers of Sublandlord.

          22. BROKERS. Sublandlord represents to Subtenant that it has not dealt with any brokers in connection with this Sublease other than Newmark Knight

Frank, whose commission shall be paid by Sublandlord under a separate agreement. Subtenant represents to Sublandlord that it has not dealt with any brokers in connection with this Sublease other than Cushman & Wakefield, Inc., whose commission shall be paid by Sublandlord under a separate agreement. Each of Subtenant and Sublandlord shall indemnify, protect, defend and hold the other harmless from and against any and all claims, costs or liability arising out of or relating to a breach by such indemnifying party of this representation. The terms of this Paragraph 22 shall survive the expiration or earlier termination of this Sublease.

          23. TIME PERIODS. Except to the extent expressly provided in this Sublease, all time periods specified in the Master Lease (as incorporated by reference herein) for performance by Subtenant shall be two (2) business day less than that specified in the Master Lease.

          24. SEVERABILITY. If any provision of this Sublease or any term, paragraph, sentence clause, phrase or word appearing herein be judicially or administratively held invalid or unenforceable for any reason, such holding shall not be deemed to affect, alter, modify or impair in any manner any other provision, term, paragraph, sentence, clause, phrase or word appearing herein.

          25. ENTIRE AGREEMENT. This Sublease and the exhibits attached hereto constitute the sole and exclusive agreement between the parties with respect to the Subleased Premises. No amendment, modification of or supplements of this Sublease shall be effective unless in writing and executed by Sublandlord and Subtenant.

          26. SURVIVAL. All indemnities contained in this Sublease shall survive the expiration or termination hereof.

          27. EXHIBITS. Exhibits “A”, “B” and “C” attached hereto are incorporated herein by reference.

          28. SUBMISSION OF SUBLEASE. Submission of this Sublease to Subtenant for signature does not constitute a reservation of space or an option to sublease. This Sublease is not effective until execution by and delivery to both Sublandlord and Subtenant. Pursuant to Paragraph 5 of this Sublease and Article 13 of the Master Lease, this Sublease is subject to written consent of Master Landlord, which Sublandlord shall deliver to Subtenant promptly after receipt of such consent from Master Landlord, Subtenant acknowledges that Subtenant may be required to counter execute and deliver the consent document as a condition precedent to Master Landlord’s execution of the consent. Sublandlord and Subtenant hereby agree that they shall cooperate in good faith with one another and shall comply with any reasonable requests made by one another or Master Landlord (including, without limitation, submitting certain financial materials or other information concerning

Subtenant as is reasonably requested by Master Landlord) for purposes of procuring the Master Landlord’s consent. If the consent of the Master Landlord is not obtained for any reason whatsoever within sixty-one (61) days after the date hereof, then either party may elect to cancel this Sublease by giving notice to the other party after the expiration of said sixty-one (61) day period, but prior to the giving of the consent by the Master Landlord; provided, however, that a party to this Sublease shall have no right to terminate unless it has complied with the good faith cooperation obligation set forth above.

          29. SUBLANDLORD CONSENT. In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, provided that Sublandlord has not acted in bad faith, Subtenant’s sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant.

          30. VALID AUTHORITY.

          (a) Subtenant. Subtenant represents and warrants to Sublandlord that (i) Subtenant is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the authority to do business in the State of New York, and has the full right and authority to enter into this Sublease; and (ii) the execution, delivery and performance of this Sublease by Subtenant: (x) has been duly authorized, (y) does not conflict with any provisions of any instrument to which Subtenant is a party or by which Subtenant is bound, and (z) constitutes a valid, legal and binding obligation of Subtenant.

          (b) Sublandlord. Sublandlord represents and warrants to Subtenant that (i) Sublandlord is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the authority to do business in the State of New York, and has the full right and authority to enter into this Sublease; and (ii) the execution, delivery and performance of this Sublease by Sublandlord: (x) has been duly authorized, (y) does not conflict with any provisions of any instrument to which Sublandlord is a party or by which Sublandlord is bound, and (z) constitutes a valid, legal and binding obligation of Sublandlord.

          31. GOVERNING LAW. This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof.

          32. SUCCESSORS AND ASSIGNS. The provisions of this Sublease shall extend to, bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          33. BUILDING DIRECTORY. Subtenant shall have the right, at no cost or expense to Subtenant, to have its proportionate share of Sublandlord’s listings in the Building directory, subject to the terms of the Master Lease and Master Landlord’s approval. In addition, subject to Sublandlord’s approval, not to be unreasonably withheld, conditioned or delayed, and Master Landlord’s approval or pursuant to any Building rules and regulations of Master Landlord concerning signage of tenants on floors partially occupied by a tenant, Subtenant may install signage identification in the elevator lobby of the twenty-third (23rd) Floor of the Building and/or on the wall at the entry door to the Subleased Premises.

          IN WITNESS WHEREOF, this Sublease is made the day and year first above written.

SUBLANDLORD:			SUBTENANT:

ROCKBAY CAPITAL MANAGEMENT,			DELCATH SYSTEMS, INC., a
L.P, a Delaware limited partnership			Delaware corporation

By:			By:

	Name:	Atul Khanna		Name:	Richard Taney
	Title:	CHIEF EXECUTIVE OFFICER		Title:	CEO

Address:	600 Fifth Avenue, 24th Floor	Address:	1100 Summer Street, 3rd Floor
	New York, New York 10017		Stamford, CT 06905
	Attn: GEN. COUNSEL		Attn: RICHARD TANEY

until the Commencement Date, following which Subtenant’s address shall be:

600 Fifth Avenue, 23rd Floor
New York, New York 10017
Attn: RICHARD TANEY

EXHIBIT “A”

DEPICTION OF SUBLEASED PREMISES

(attached)

Space A – 3,400

SUBLEASE OUT